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                                                                      EXHIBIT 12

                  HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                               STATEMENT OF RATIOS

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                        FOR THE YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                            ADJUSTED
                                              2000            1999 (2)      1999          1998          1997          1996
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
Gross premium to surplus ratio:
   Gross written premium                    $972,154                      $576,184      $500,962      $346,094      $340,367
   Policyholders' surplus                    326,249                       315,474       369,401       331,922       288,863
   Premium to surplus ratio (1)                298.0%                        182.6%        135.6%        104.3%        117.8%

(Gross premium to surplus ratio = gross written premium divided by policyholders' surplus)

Net premium to surplus ratio:
    Net written premium                     $283,947                      $150,261      $123,315      $143,068      $189,022
    Policyholders' surplus                   326,249                       315,474       369,401       331,922       288,863
    Premium to surplus ratio (1)                87.0%                         47.6%         33.4%         43.1%         65.4%

(Net premium to surplus ratio = net written premium divided by policyholders' surplus)

Loss ratio:
   Incurred loss and LAE                    $190,272        $119,093      $160,908      $ 95,435      $100,158      $115,521
   Net earned premium                        267,481         146,850       150,304       142,108       162,626       179,490
   Loss ratio (1)                               71.1%           81.1%        107.1%         67.2%         61.6%         64.4%

(Loss ratio = incurred loss and LAE divided by net earned premium)

Expense ratio:
   Underwriting expense                     $ 76,548        $ 33,427      $ 34,220      $ 19,417      $ 24,627      $ 36,379
   Net written premium                       283,947         145,200       150,261       123,315       143,068       189,022
   Expense ratio (1)                            27.0%           23.0%         22.8%         15.7%         17.2%         19.2%

(Expense ratio = underwriting expense divided by net written premium)

   Combined ratio (1)                           98.1%          104.1%        129.9%         82.9%         78.8%         83.6%

(Combined ratio = loss ratio plus expense ratio)
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(1) Calculated for the Company's insurance company subsidiaries on the basis of statutory accounting principles.

(2) Excluding the effects of the provision for reinsurance in 1999.